EXHIBIT 99.1


FOR RELEASE:  FEBRUARY 13, 2005

HAMPTON CONSULTING CORPORATION (OTC HCNP) EXPANDS INTO A FULL SERVICE MANAGEMENT CONSULTING FIRM WITH ADDITION OF NEW SUBSIDIARY

Hampton Consulting Corporation (HCNP.PK) announced today the creation of a wholly owned subsidiary that will expand the accounting, tax and financial consulting services offered by the corporation. The subsidiary, Hampton & Associates, will be a full service management consulting firm with special focus on business development through Strategic Planning, Marketing, Advertising, Public Relations and Project Management.

"With the creation of Hampton & Associates, Hampton Consulting Corporation is positioned to provide full service management consulting to clients both small and large," said Von Hampton, President and Chief Executive Officer of Hampton Consulting Corporation.

Robert T. Hampton, who will serve as President and CEO of the new company, brings over 30 years of experience to Hampton Consulting Corporation. Hampton has conducted and developed numerous strategic planning sessions and strategic marketing plans for mid-size companies in a variety of industries, including Oil & Gas, Food Service & Institutional Foods, Automotive Aftermarket, Truck Aftermarket, Broadcasting, Technology, Construction, Hotel & Resort Management, Cosmetics, Business Clothing Sales & Rental and mid-size manufacturing and retail. An expert in all phases of Communications, Hampton has directed several successful client new product development teams. Hampton is credited with taking an automotive aftermarket equipment manufacturer from a 6th place market share to 1st place in its product category growing the company's gross revenues cumulatively 500% in less 7 years. In another case, Hampton developed a strategic plan for a regional company that resulted in the client receiving the coveted Sales & Marketing Management magazine national "Marketer of the Year" award. In every client instance, Hampton has established a consistent record of turnarounds increasing share value by repositioning and repackaging client products and services and by directing new product development.

Hampton & Associates plans to generate $15 million in annual gross billings within 8 years while achieving profit margins in the 27% to 32% range. These projections are based on Robert Hampton's past performance with his own firm and his successes on behalf of three other Kansas City area marketing and advertising firms.

"The combination of Hampton & Hampton, P.A. and Hampton & Associates as the corporation's primary cash flow drivers while providing diverse services in related fields to small and mid-size companies creates a formidable force to power our aggressive growth plans," said Von Hampton.